Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

January 30, 2004

Independence Community Bank Corp.
195 Montague Street
Brooklyn, New York 11201

Ladies and Gentlemen:

     We have acted as counsel to Independence Community Bank Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, File Number 333-111562 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance by the Company of up to 29,000,000 shares of common stock, par value $0.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”), upon consummation of the Agreement and Plan of Merger, dated as of November 24, 2003 (the “Merger Agreement”), by and between the Company and Staten Island Bancorp, Inc., a Delaware corporation (“Staten Island”). Upon consummation of the Merger (as defined in the Merger Agreement), Staten Island will be merged with and into the Company and each outstanding share of common stock, par value $0.01 per share, of Staten Island will be converted into the right to receive cash and/or the Shares, all as more fully described in the Registration Statement and the Merger Agreement.

     We have examined the Registration Statement and the Merger Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

INDEPENDENCE COMMUNITY BANK CORP.	JANUARY 30, 2004

     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when the Shares shall have been issued in accordance with the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP